Exhibit 10.37

DATED	December 27, 2007

CME Development Corporation

- and -

Adrian Sarbu

CONTRACT OF EMPLOYMENT

CONTRACT OF EMPLOYMENT AND STATEMENT OF PARTICULARS PURSUANT TO SECTION 1 OF THE EMPLOYMENT RIGHTS ACT 1996 (the “Contract”)

Name and Address of Employer:	CME Development Corporation c/o Aldwych House, 81 Aldwych, London, WC2B 4HN (the “Company”)

Name and Address of Employee:	Adrian Sarbu, residing at 230 Calea Dorobontilar, Sector 1, Bucharest, Romania

Date this Contract takes effect:	October 17, 2007

1	COMMENCEMENT OF EMPLOYMENT

1.1
Your employment with the Company shall commence on October 17, 2007 and shall expire on December 31, 2009, subject to the provisions of clause 7 of this Contract providing for earlier termination of this engagement in certain circumstances.

1.2
You represent and warrant that you are not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Contract or performing your duties under it.

2	JOB TITLE AND DUTIES

2.1	Your job title is Chief Operating Officer reporting to the Chief Executive Officer of the Company.

2.2	Your main duties are:

2.2.1
working with the Chief Executive Officer of the Company to establish an annual business plan for Central European Media Enterprises Ltd. (“CME Ltd.”) and/or any Associated Company (as defined below) (together, the “CME Group”);

2.2.2	management of all broadcasting and non-broadcasting operations of the CME Group;

2.2.3	being responsible for all operating executives of the CME Group, all of whom shall report to you; and

2.2.4	undertaking such additional tasks in respect of the business of the Company as the Chief Executive Officer of the Company directs from time to time.

2.3	In addition to your main duties you will be required to carry out such other duties consistent with your position as the Company may from time to time reasonably require.

2.4	You shall use your best endeavours to promote and protect the interests of the CME Group and shall not do anything that is harmful to those interests.

3	PLACE OF WORK

3.1	You will be based in the offices of the CME Group in Prague or Bucharest or at such other place as the Company may from time to time reasonably require.

3.2
The duties of this appointment shall relate primarily to the countries in which the CME Group has operations or holds interests in television stations.  You may also be required to travel to other destinations from time to time as reasonably required by the Company for the proper performance of your duties.

4	REMUNERATION

4.1
For the period from October 17, 2007 to December 31, 2007, you shall be entitled to Euro 10,976, payable on or about the 20th day of January 2008 by credit transfer into your bank account after all necessary deductions for relevant taxes and national insurance.

4.2
From January 1, 2008, your basic salary is Euro 423,000 per year, payable in equal monthly instalments in arrears or on or about the 20th day of each month by credit transfer into your bank account after all necessary deductions for relevant taxes and national insurance.

4.3
From January 1, 2008, you shall be entitled to earn an annual incentive bonus equal to Euro 846,000 (the “Bonus”) and additional bonus equal to Euro 423,000 (the “Additional Bonus”), as provided below.  The Bonus shall be payable in the event that Actual EBITDA in respect of any financial year of CME Ltd. is equal to Target EBITDA. The Additional Bonus shall be payable in the event that Actual EBITDA is at least 105% of Target EBITDA in respect of such financial year.  For purposes hereof, “Target EBITDA” and “Actual EBITDA” shall be calculated as follows:

Target EBITDA = Eb – Cb, where

Eb  = Segment EBITDA for broadcast operations set forth in the annual budget of CME Ltd. approved by the Board for the financial year to which such Bonus or Additional Bonus relates (the “Applicable Budget”), and

Cb  = corporate operating costs (excluding stock-based compensation) set forth in the Applicable Budget;

Actual EBITDA = Er – Cr – S, where

Er  = aggregate EBITDA for broadcast operations for each Segment (as defined in the Applicable Budget) in respect of the financial year to which the Bonus or Additional Bonus relates, calculated on the basis of exchange rates used in determining such Applicable Budget,

Cr = corporate operating costs (excluding stock-based compensation) set forth in the Annual Report on Form 10-K of CME Ltd. for such financial year, and

S = the amount equal to Segment EBITDA for non-broadcast operations set forth in the Applicable Budget minus aggregate EBITDA for non-broadcast operations for each Segment (as defined in the Applicable Budget) in respect of the financial year to which the Bonus or Additional Bonus relates, calculated on the basis of exchange rates used in determining such Applicable Budget, provided such amount is a positive number.

No Bonus or Additional Bonus shall be payable prior to the date on which CME Ltd. publishes its Annual Report on Form 10-K for the financial year to which such Bonus or Additional Bonus relates.

4.4
In connection with your retention as President of the Board of Directors pursuant to a Contract for Performance of Office between PRO TV S.A. (“Pro TV”) and you dated December 27, 2007 (the “Pro TV Agreement”), it has been agreed that one-half of any Bonus or Additional Bonus earned by you shall be paid by Pro TV and one-half shall be paid by the Company.

4.5
You shall devote sufficient time to proper performance of your duties hereunder. Save as set forth herein, no additional pay or time off shall be permitted to you in connection with your performance of the duties hereunder.

5	OTHER BENEFITS

5.1
You acknowledge that you will participate in certain insurance schemes pursuant to the Pro TV Agreement and that you shall not be entitled to the benefit of any insurance or other employee benefit scheme offered generally by the Company to its employees, notwithstanding the provisions of the Company’s Employee Handbook, as amended from time to time (the “Company’s Employee Handbook”).

6	EXPENSES

6.1
The Company shall reimburse you for all reasonable expenses incurred by you in the proper performance of your duties under this Contract on production of appropriate receipts in accordance with the Company’s Employee Handbook.

6.2
Notwithstanding clause 6.1, you shall be entitled to incur expenses of up to US$ 100,000 in any financial year on any executive jet service for business travel to the CME Ltd. television stations (or a pro-rated amount in respect of the 2007 financial year).

7	TERMINATION

7.1
You may terminate this Contract at any time on giving the Company twelve months’ notice in writing. The Company is required to give you the same period of notice. In the event you give notice of termination pursuant to this clause, the Company may opt to provide you with payment in lieu of notice. This payment will be  comprised solely of your basic salary (at the rate payable when this option is exercised) in respect of the portion of the notice period remaining at the time the Company exercises this option and any earned but unpaid Bonus or Additional Bonus awarded in accordance with clause 4.3 hereof. All payments shall be subject to deductions for income tax and national insurance contributions as appropriate. You will not, under any circumstances, have any right to payment in lieu unless the Company has exercised its option to pay in lieu of notice.

7.2
The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given under clause 7.1 above) terminate this Contract with immediate effect and make a payment in lieu of notice.  This payment will be  comprised solely of your basic salary (at the rate payable when this option is exercised) in respect of the portion of the notice period remaining at the time the Company exercises this option and any earned but unpaid bonus awarded in accordance with clause 4.3 hereof. All payments shall be subject to deductions for income tax and national insurance contributions as appropriate.  You will not, under any circumstances, have any right to payment in lieu unless the Company has exercised its option to pay in lieu of notice.

7.3
At the election of the Company, the payment in lieu of notice will be made at the times the Company would have made payments to you had notice not been given or on expiry of the remainder of the period of notice.

7.4
Your employment may be terminated by the Company without notice or payment in lieu of notice by reason of your gross misconduct. Examples of gross misconduct are set out in the Company’s Employee Handbook.

7.5
Upon the termination by whatever means of this Contract you shall immediately return to the Company all documents, computer media and hardware, credit cards, mobile phones and communication devices, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.

8	SUSPENSION

8.1	The Company may suspend you from your duties on full pay to allow the Company to investigate any bona-fide complaint made against you in relation to your employment with the Company.

8.2
Provided you continue to enjoy your full contractual benefits and receive your pay in accordance with this Contract, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after you or the Company have given notice of termination to the other, without breaching this Contract or incurring any liability or giving rise to any claim against it:

8.2.1	exclude you from the premises of the Company;

8.2.2	require you to carry out only specified duties (consistent with your status, role and experience) or to carry out no duties;

8.2.3	announce to any of its employees, suppliers, customers and business partners that you have been given notice of termination or have resigned (as the case may be);

8.2.4
prohibit you from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Company until your employment has terminated except to the extent that you are authorised by the General Counsel of Central European Media Enterprises Ltd. in writing; and

8.2.5	require you to comply with any other reasonable conditions imposed by the Company.

8.3	You will continue to be bound by all obligations owed to the Company under this Contract until termination of this Contract in accordance with clause 7 or such later date as provided herein.

9	CONFIDENTIAL INFORMATION

9.1
You agree during and after the termination of your employment not to use or disclose to any person (and shall use your best endeavours to prevent the use, publication or disclosure of ) any confidential information:

9.1.1	concerning the business of the Company and which comes to your knowledge during the course of or in connection with your employment or your holding office with the Company; or

9.1.2
concerning the business of any client or person having dealings with the Company and which is obtained directly or indirectly in circumstances where the Company is subject to a duty of confidentiality.

9.2
For the purposes of clause 9.1.1 above, information of a confidential or secret nature includes but is not limited to information disclosed to you or known, learned, created or observed by you as a consequence of or through your employment with the Company, not generally known in the relevant trade or industry about the Company’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending licence applications or investments in licence holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.

9.3	This clause shall not apply to information which:

9.3.1	is used or disclosed in the proper performance of your duties or with the consent of the Company;

9.3.2	is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or

9.3.3	is in or comes into the public domain (otherwise than due to a default by you).

10	INTELLECTUAL PROPERTY

10.1	You shall assign with full title your entire interest in any Intellectual Property Right (as defined below) to the Company to hold as absolute owner.

10.2
You shall communicate to the Company full particulars of any Intellectual Property Right in any work or thing created by you and you shall not use, license, assign, purport to license or assign or disclose to any person or exploit any Intellectual Property Right without the prior written consent of the Company.

10.3
In addition to and without derogation of the covenants imposed by the Law of Property (Miscellaneous Provisions) Act 1994, you shall prepare and execute such instruments and do such other acts and things as may be necessary or desirable (at the request and expense of the Company) to enable the Company (or its nominee) to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company (or its nominee) and to enable the Company to exploit any Intellectual Property Right vested in it to its best advantage.

10.4
You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and a certificate in writing signed by any director or the secretary of the Company that any instrument or act relating to such Intellectual Property Right falls within the authority conferred by this clause shall be conclusive evidence that such is the case in favour of any third party.

10.5
You hereby waive all of your moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any act by the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

10.6
“Intellectual Property Right” means a copyright, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

10.6.1	relates to the business or any product or service of the Company; and

10.6.2	is invented, developed, created or acquired by you (whether alone or jointly with any other person) during the period of your employment with the Company;

and for these purposes and for the purposes of the other provisions of this clause 10, references to the Company shall be deemed to include references to any Associated Company (as defined in clause 16.5 below).

11	COLLECTIVE AGREEMENTS/WORKFORCE AGREEMENTS

There are no collective agreements or workforce agreements applicable to you or which affect your terms of employment.

12	DATA PROTECTION

12.1
You acknowledge that the Company will hold personal data relating to you.  Such data will include your employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to your health and data held for equal opportunities purposes).  The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of your records.  Your right of access to such data is as prescribed by law.

12.2
By signing this Contract, you agree that the Company may process personal data relating to you for personnel administration and management purposes and may, when necessary for those purposes, make such data available to its advisors, to third parties providing products and/or services to the Company and as required by law.

13	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this Contract pursuant to the Contracts (Rights of Third Parties) Act 1999.

14	MONITORING OF COMPUTER SYSTEMS

14.1
The Company will monitor messages sent and received via the email and voicemail system to ensure that employees are complying with the Company’s Information Technology policy (as detailed in the Company’s Employee Handbook).

14.2
The Company reserves the right to retrieve the contents of messages for the purpose of monitoring whether the use of the email system is in accordance with the Company’s best practice, whether use of the computer system is legitimate, to find lost messages or to retrieve messages lost due to computer failure, to assist in the investigations of wrongful acts or to comply with any legal obligation.

14.3
You should be aware that no email or voicemail sent or received through the Company’s system is private.  The Company reserves and intends to exercise its right to review, audit, intercept, access and disclose on a random basis all messages created from it or sent over its computer system for any purpose.  The contents of email or voicemail so obtained by the Company in the proper exercise of these powers may be disclosed without your permission.  You should be aware that the emails or voicemails or any document created on the Company’s computer system, however confidential or damaging, may have to be disclosed in court or other proceedings.  An email which has been trashed or deleted can still be retrieved.

14.4
The Company further reserves and intends to exercise its right to monitor all use of the internet through its information technology systems, to the extent authorised by law.  By your signature to this Contract, you consent to any such monitoring.

15	INDEMNITY

15.1
The Company will indemnify you and pay on your behalf all Expenses (as defined below) incurred by you in any Proceeding (as defined below), whether the Proceeding which gave rise to the right of indemnification pursuant to this Contract occurred prior to or after the date of this Contract provided that you shall promptly notify the Company of such Proceeding and the Company shall be entitled to participate in such Proceeding and, to the extent that it wishes, jointly with you, assume the defence thereof with counsel of its choice.  This indemnification shall not apply if it is determined by a court of competent jurisdiction in a Proceeding that any losses, claims, damages or liabilities arose primarily out of your gross negligence, wilful misconduct or bad faith.

15.2
The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought in the name of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon any securities laws, in which you may be or may have been involved as a party or otherwise, and any threatened, pending or completed action, suit or proceeding or any inquiry or investigation that you in good faith believe might lead to the institution of any such action, suit or proceeding or any such inquiry or investigation, by reason of the fact that you are or were serving at the request of the Company as a director, officer or manager of any other Associated Company, whether or not you are serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Contract.

15.3
The term "Expenses” shall include, without limitation thereto, expenses (including, without limitation, attorneys fees and expenses) of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, penalties or amounts paid in settlement by or on behalf of you and any expenses of establishing a right to indemnification under this Contract.

15.4
The Expenses incurred by you in any Proceeding shall be paid by the Company as incurred and in advance of the final disposition of the Proceeding at your written request.  You hereby agree and undertake to repay such amounts if it shall ultimately be decided in a Proceeding that you are not entitled to be indemnified by the Company pursuant to this Contract or otherwise.

15.5
The indemnification and advancement of Expenses provided by this Contract shall not be deemed exclusive of any other rights to which you may be entitled under the Company’s Certificate of Incorporation or the constituent documents of any other Associated Company for which you are serving as a director, officer or manager at the request of the Company, the laws under which the Company was formed, or otherwise, and may be exercised in any order you elect and prior to, concurrently with or following the exercise of any other such rights to which you may be entitled, including pursuant to directors and officers insurance maintained by the Company, both as to action in official capacity and as to action in another capacity while holding such office, and the exercise of such rights shall not be deemed a waiver of any of the provisions of this Contract.  To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded under this Contract, it is the intent of the parties hereto that you shall enjoy by this Contract the greater benefit so afforded by such change.  The provisions of this clause shall survive the expiration or termination, for any reason, of this Contract and shall be separately enforceable.

16	POST-EMPLOYMENT RESTRICTIONS AND CORPORATE OPPORTUNITIES

16.1	For the duration of your employment with the Company and for a period of twelve (12) months after the termination thereof for any cause, you shall not:

16.1.1
either on your own account or on behalf of any other person, firm or company, directly or indirectly, carry on or be engaged, concerned or interested in any business which is competitive with the business of securing television licenses, operating television stations, programming services and broadcasting in which the CME Group is engaged and with which you were actively involved at any time in the twelve months preceding the termination of your employment within the territories of operation of the CME Group in which you were actively involved at any time in the twelve months preceding the termination of your employment;

16.1.2
seek to do business and/or do business, in competition with any company of the CME Group with any person, firm or company who at any time during the twelve months preceding the termination of your employment was a customer or supplier of any company of the CME Group and with whom during that period you or another person on your behalf had material dealings in the ordinary course of business;

16.1.3
interfere or seek to interfere or take such steps as may interfere with the continuance of supplies (whether services or goods) to any company of the CME Group, or the terms on which they are so supplied, from any suppliers supplying any company of the CME Group at any time during the period of twelve months prior to such termination; and/or

16.1.4
solicit or employ or cause to be employed, whether directly or indirectly, any employee of any company of the CME Group who has substantial knowledge of confidential aspects of the business of the CME Group, and with whom, at any time during the period of twelve months prior to such termination, you had material dealings.

16.2
For the duration of your employment with the Company, you shall not accept or invest in, whether directly or indirectly, any opportunity (a “Corporate Opportunity”) (i) which is in the line of business of any company of the CME Group, (ii) which arises or becomes known to you as a result of your employment by the Company, or (iii) in which the CME Group has an interest or expectancy unless (a) you have presented the Corporate Opportunity to the Board of Directors of CME Ltd. in reasonable detail and (b) the Board of Directors has decide not to pursue such Corporate Opportunity after such presentation by you.

16.3
Each of the restrictions in this clause shall be enforceable independently of each other and its validity shall not be affected if any of the others is invalid.  If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

16.4	The restrictions set forth in this clause 16 shall not apply if the Company is in breach of this Contract.

16.5
For the purposes of this Contract, “Associated Company” shall mean a subsidiary (as defined by the Companies Act 1985 as amended) and any other company which is for the time being a holding company (as defined by the Companies Act 1985 as amended) of the Company or another subsidiary of such holding company.

17	GENERAL

17.1	You hereby authorise the Company to deduct from any salary payable to you any sums owing by you to the Company.

17.2	As from the effective date of this Contract, all other agreements or arrangements between you and the Company shall cease to have effect.

17.3	This Contract shall be governed by and construed in accordance with English law.

17.4
The terms set out in this Contract should be read in conjunction with the various rules and procedures set out in the Company’s Employee Handbook.  The Company’s Employee Handbook does not form part of this Contract. For the avoidance of doubt, in the event that there is any conflict between the terms of this Contract and the Company’s Employee Handbook, this Contract shall prevail.

The Company and Adrian Sarbu agree to the terms set out above.

Signed as a Deed by CME Development Corporation acting by:

Mark Wyllie, Director	/s/ Mark Wyllie

Wallace Macmillan, Director	/s/ Wallace Macmillan

Signed as a Deed by Adrian Sarbu	/s/ Adrian Sarbu

in the presence of:

Witness signature:	/s/ Joanne Cochrane

Name:	Joanne Cochrane

Address:	c/o CME Development Corporation

Aldwych House, 81 Aldwych

London WC2B 4HN

Occupation:	Legal Advisor